Exhibit 12.2


                                Premier Parks Inc.
                 Computation of Ratio of Earnings to Fixed Charges
         For each of the Years in the 5-Year Period Ended December 31, 1998


                                                       Year Ended December 31,
                                                       -----------------------
                                                       1994     1995     1996
                                                       ----     ----     ----
      EARNINGS:

      Income (loss) before extraordinary loss            102   (1,045)   1,765
      Income tax expense (benefit)                        68     (762)   1,497

      Interest expense                                 2,299    5,578   11,121
      Equity in loss (income) of partnerships             83       69       78
      Distributions received from equity investees         -        -        -
      Minority interest in earnings                        -        -        -
      1/3 of rental expense                              107      183      405
                                                       -----------------------
      Adjusted earnings (loss)                         2,659    4,023   14,866
                                                       =======================

      FIXED CHARGES:

      Interest expense                                 2,299    5,578   11,121
      1/3 of rental expense                              107      183      405
                                                       -----------------------
      Total fixed charges                              2,406    5,761   11,526
                                                       =======================

      Ratio of earnings to fixed charges                 1.1      0.7      1.3
                                                       -----------------------


      Deficiency                                                1,738




                                                        Year Ended December 31,
                                                        -----------------------
                                                            1997        1998
                                                            ----        ----
       EARNINGS:

       Income (loss) before extraordinary loss             14,099      35,628
       Income tax expense (benefit)                         9,615      40,716
       Interest expense                                    17,775     149,820

       Equity in loss (income) of partnerships                 59     (24,054)
       Distributions received from equity investees             -      19,931
       Minority interest in earnings                            -         960
       1/3 of rental expense                                  743       2,639
                                                        ----------------------
       Adjusted earnings (loss)                            42,291     225,640
                                                        ======================

       FIXED CHARGES:

       Interest expense                                    17,775     149,820
       1/3 of rental expense                                  743       2,639
                                                        ----------------------
       Total fixed charges                                 18,518     152,459
                                                        ======================

       Ratio of earnings to fixed charges                     2.3         1.5
                                                        ----------------------

       Deficiency